EXHIBIT 10.2

                            SECOND AMENDED AGREEMENT

     This SECOND AMENDED AGREEMENT ("Agreement") is effective this 2 day of May, 2011, between LIBERTY COAL ENERGY CORP., a Nevada corporation ("Liberty") and ROCKING HARD INVESTMENTS, LLC, a Utah limited liability company ("RHI"), herein after called "The Parties." RECITALS

     WHEREAS, RHI on February 13, 2010 sold to ESL Teachers, Inc. its rights in certain State of Wyoming Coal leases located in Sheridan County, state of Wyoming and in particular, State of Wyoming Coal Mining Lease 0-40536 on 92.47 acres, (Lots 1-4 Section 16 T58N R83W) and State of Wyoming Coal Mining Lease 0-40537 on 1200 acres; (E1/2 Section 20 T58N R58W; N1/2:SW:N1/2 SE Section 21
T58N R58W; and S1/2 Section 22 T5N R85W) (the "Leases");

     WHEREAS, ESL Teachers, Inc. as of March 2, 2010 changed its name to Liberty Coal Energy Corp, thus Liberty continues with all contractual rights and obligations previously maintained by ESL Teachers, Inc., and

     WHEREAS, Liberty and RHI hereby acknowledge that Liberty assumed all rights and obligations of ESL Teachers, Inc. under that certain Letter of Agreement entered into by ESL Teachers, Inc. and RHI on February 13, 2010.

     WHEREAS, Liberty and RHI agree to a Second Amended agreement that combines and replaces the Amended Agreement of May 2010 and the Royalty agreement of May, 2010

     NOW THEREFORE, for $10.00 and other good and valuable consideration and the mutual covenants of the parties hereto, the parties agree as follows:

ARTICLE I SECOND AMENDED AGREEMENT

SECTION 1.01 PURPOSE: This Agreement is being entered into in order to recognize Liberty succeeding to the contractual rights and obligations of ESL Teachers, Inc. to allow for the Assignment of the Leases to be filed and registered in the
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name of Liberty with the Wyoming  Office of State Lands and  Investments  and to
combine the terms of the amended agreement of March 2010 and the royalty agreement executed the same day.

SECTION 1.02. RHI has filed the Assignment of the Leases naming Liberty as the Assignee with the Wyoming Office of Lands and Investments and such were presented to the Wyoming Board of Lands and Investments and Liberty has obtained a Certificate of Authority to do business in the State of Wyoming.

ARTICLE II COAL LEASE ASSIGNMENT

SECTION 2.01. RHI hereby states and represents that it has assigned its right, title and ownership in its State of Wyoming Coal Leases to Liberty, subject to the terms and conditions set forth herein.

SECTION 2.02. RHI has performed its obligations under the February 13, 2010 agreement by assigning the Leases and obtaining conditional approval from the State of Wyoming.

SECTION 2.03. Liberty is credited with the payments made to date by ESL Teachers, Inc. under the February 13, 2010 agreement and has obtained a certificate to do business in the State of Wyoming.

ARTICLE III. CONFIDENTIALITY, INDEPENDENT CONTRACTOR

SECTION 3.01. CONFIDENTIALITY The parties hereto agree to the confidentiality of the terms and conditions of this agreement and further agree to not discuss this matter with anyone, except where necessary such as in response to an official government request or in reporting to government agencies when necessary.

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SECTION 3.02.  INDEPENDENT  ENTITIES It is understood  and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, and each serves as independent entities and that nothing in this Agreement is intended to create a joint venture or partnership between the parties.

ARTICLE IV. TERMS AND CONDITIONS

SECTION 4.01. Liberty agrees to comply with the terms and conditions set forth in the March 2, 2006 State of Wyoming Coal Mining Lease(s). Copies are attached hereto as Exhibit A and by this reference are hereby incorporated into and made a part of this Agreement.

SECTION 4.02. The Leases have overriding royalties of $0.04 per short ton.

SECTION 4.03. Ongoing obligations for Liberty:

     a. Payment to RHI of Twenty-five Thousand Dollars USD ($25,000.00) on or before February 13, 2011.
     b. Liberty agrees to provide to RHI all mining reports, seismic tests, exploration expenditures, exploration reports, and all mining plans developed on a semi-annual basis within thirty days of the anniversary of the signature of this Agreement.
     c. Liberty commits and agrees to spend a minimum of Five Hundred Thousand Dollars USD ($500,000.00) or more on exploring and developing the Leases within thirty six (36) months after the date of this Agreement.
     d. Liberty commits and agrees to complete a feasibility study on the Lease properties before a date forty eight (48) months from the date of this Agreement.
     e. Payment to RHI in the amount of Twenty-five Thousand Dollars USD ($25,000.00) on or before February 13, 2012.
     f. The parties have agreed to Coal royalties on the property, which calls for production and minimum royalties as follows;

          i.   Production royalty: ($1.00) per ton of coal sold.
          ii. A minimum royalty shall be paid annually beginning on February 13, 2013. The minimum royalty shall be in the amount of $35,000 in 2013, $45,000 in 2014, $55,000 in 2015. Minimum royalties shall  remain at  $55,000  annually  until  production  royalties become due or Liberty surrenders the property to Synfuel Technology Inc.

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          iii. Maximum   royalties   to  be  paid  is   five   million   dollars
               ($5,000,000.00). The maximum royalties must be made within fifteen (15) years of this Agreement.
          iv.  Additional conditional royalties shall apply as follows;

                          MINERAL, OIL & GAS ROYALTIES

     In the event Liberty discovers other marketable minerals in mining for coal, it shall further pay a royalty to RHI for the marketing or utilization of such additional minerals a royalty amount that the parties in good faith agree upon. As guidance in this determination the amount of royalty should be somewhat commensurate with the $1.00 per ton paid for coal under this Agreement as a percentage of the coal market price per ton. In other words if the royalty payment hereunder for coal is 8% of the market price for a ton of coal, then the royalty for additional mineral(s) marketed should be about 8% of the per ton market price.

     Liberty shall exercise due diligence to promptly pay or cause to be paid royalties when due hereunder. Liberty covenants and agrees to use reasonable diligence to produce, utilize, or market the minerals on the Land.

     Liberty shall upon the written request of RHI provide RHI with its books and records relating in any way to its operations conducted in the mining of minerals on the Land as well as copies of its tax returns during the term of this Agreement and for the year following termination of this Agreement.

     In the event Liberty decides to produce from the Land under the assigned Lease any oil and/or gas, the parties hereto agree to enter into good faith negotiations as to the royalty payment to be paid RHI for such oil and/or gas production.

          v.   Other Payments

Liberty Coal is responsible for making the annual lease payments to the State of Wyoming. Liberty shall notify RHI no later than February 2 of each year if it

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does not  intend  to make the  Wyoming  Lease  payments.  RHI can make the lease payments in the event that Liberty fails to make the lease payments.

          vi.  Work commitment

Liberty agrees to pursue the property's development consistently, including a drill and sampling program in 2011, initiating environmental baseline monitoring in 2012. Depending on results of initial drilling and testing in 2011, Liberty may also conduct bulk sampling for coal testing, ground stability testing, and other engineering as appropriate for feasibility determination. Mine permit application shall begin at the point (in Liberty's sole opinion) when sufficiently positive economics have been established.

SECTION 4.04. DEFAULT Should Liberty (or Assignee) fail to complete the conditions and obligations set forth in subparagraphs 4.03 (a) through (f) above, RHI has the right to terminate this Agreement and shall be entitled to reassignment of the Leases from Liberty or assignee to RHI.

Either party noticed per article 5.06 that it is in default on any term of this agreement shall have 30 days from the date of the notice to remedy the default.

SECTION 4.05 FORCE MAJEURE Neither party shall be liable in damages or have the right to terminate this Agreement for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including, but not limited to Acts of God, Government restrictions (including the denial or cancellation of any export or other necessary license), wars, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected. Minimum royalties are not affected by this Force Majeure clause.

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ARTICLE V. GENERAL PROVISIONS

SECTION 5.01. ENTIRE AGREEMENT OF THE PARTIES This Agreement supersedes any and all other prior agreements, either oral or written, between the parties hereto. This Agreement contains all of the covenants and agreements between the parties. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, except the March 12, 2010 Assignment of Leases and the Royalty Agreement, orally or otherwise, have been made by any party, or anyone acting on behalf of any party not already embodied herein or in the Royalty Agreement or in the March 12, 2010 Assignment of Leases, and that no other agreement, statement, or promise not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if in writing signed by the party to be charged. Notwithstanding the foregoing the State of Wyoming Coal Mining Leases are binding upon Liberty.

SECTION 5.02. COOPERATION The parties hereto agree to fully cooperate with one another and agree to do whatever is needed to complete this agreement, including Liberty obtaining a Certificate of Authority from the Wyoming Secretary of State.

SECTION 5.03. PARTIAL INVALIDITY If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

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SECTION 5.04.  ATTORNEY'S  FEES if any action at law or in equity,  including an action for declaratory relief, if brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorney's fees, which may be set by the court in the same action or in a separate action brought for that purpose, in addition to any other relief to which that party may be entitled.

SECTION 5.05. GOVERNING LAW This Agreement will be governed by and construed in accordance with the laws of the State of Utah wherever practicable and where required under and pursuant to the mining laws of the State of Wyoming. The parties agree that venue for any action hereunder is Salt Lake City, Utah.

SECTION 5.06. WRITTEN NOTICE - PAYMENT All written notices, reports and payments permitted or required to be delivered by the provisions of this Agreement will be deemed so delivered:

          (1)  at the time delivered by hand;
          (2) one (1) business day after transmission by facsimile, telecopy or other electronic means;
          (3)  one (1)  business  day  after  being  placed  in the  hands  of a commercial courier service for next business day delivery; or
          (4)  three (3) business  days after  placement in the United States or
               Mexico Mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid; and must be addressed to the parties as follows:

Addresses:

If to: Liberty Coal Energy Corp.
C/O Ed Morrow
99 18th Street Suite 3000
Denver, CO  80202

If to: Rocking Hard Investments, LLC or Synfuel Technologies
c/o Skye Worthen, Mgr.
1658 East 4190 South
Salt Lake City, Utah 84124

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A change by any party  with  respect to the  address  for  delivery  of all such notices and reports  must be  delivered in writing to the other party within ten
(10) business days of any such change in address. Any required payment or report not actually received by RHI during regular business hours on the date due (or postmarked by postal authorities at least two (2) days prior) will be deemed delinquent.

SECTION 5.07 ASSIGNMENT Either party shall have the right of assignment of its rights under this agreement to another party, as part of a re-organization or sale of assets or other good reason as it in its sole authority deems appropriate. Such assignment shall not be valid without the agreement in writing by the other party, Such written permission shall not be unreasonably withheld.

SECTION 5.08. EXECUTION OF AGREEMENT IN COUNTERPARTS This Agreement may be executed in any number of counterparts, which taken together shall be deemed to constitute one original. Facsimile signatures to this Agreement shall have the same force and effect as original signatures.

IN WITNESS WHEREOF, the parties hereto have signed, sealed and delivered this Agreement effective as of the day and year first above written.

LIBERTY COAL ENERGY CORP.                  ROCKING HARD INVESTMENTS, LLC


By: /s/ Edwin Morrow                       By: /s/ Skye Worthen
    ----------------------------               ---------------------------------
    Edwin Morrow, President                    Skye Worthen, Manager

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